Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Novaray Medical, Inc.
We hereby consent to the inclusion in the foregoing Amendment No. 5 to the Registration Statement on Form S-1 of our report dated March 22, 2008 except for Note 2 which date is June 11, 2008, with respect to our audit of the financial statements of Novaray Medical, Inc., as of December 31, 2007 and 2006 and for the years then ended, and for the period from June 7, 2005 (date of inception) through December 31, 2007.
We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.
/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Certified Public Accountants
Hackensack, New Jersey
July 15, 2008